EXHIBIT 99.2

ICT Group, Inc.

Reconciliation Tables for Investor Presentation on May 9, 2006

About Non-GAAP Financial Measures

Management uses certain non-GAAP measures of financial performance. These non-GAAP measures include adjusted net income, EBITDA, adjusted EBITDA, EBIT, adjusted EBIT, adjusted diluted earnings per share, free cash flow and adjusted free cash flow. Reconciliation tables for the other non-GAAP measures are presented below.

Adjusted Net Income and Adjusted Diluted Earnings per Share

The following table shows a reconciliation of net income to adjusted net income on a quarterly basis. The calculation of adjusted diluted earnings per share is also shown. Management uses these measurements to evaluate the profitability of the business. The adjusted net income and adjusted diluted earnings per share excludes the effects of litigation costs (recoveries) as well as certain tax adjustments. For the quarter ended March 31, 2006, there were no litigation costs and related tax effects excluded from our reported diluted earnings per share under GAAP.

(in thousands)
(unaudited)	3/31/2004	6/30/2004	9/30/2004	12/31/2004	3/31/2005	6/30/2005	9/30/2005	12/31/2005
For the fiscal quarters ended:
Net income (loss), as reported	$224	$350	$276	$(3,543)	$1,064	$1,744	$5,472	$3,895
Addback:
Litigation costs (recoveries)	560	445	887	8,446	477	91	(4,064)	(115)
Tax effect of litigation costs (recoveries), and income tax adjustments	(184)	(146)	(293)	(2,995)	(143)	(27)	873	28

Adjusted net income	$600	$649	$870	$1,908	$1,398	$1,808	$2,281	$3,808
Shares used to compute diluted earnings per share	12,953	12,918	12,849	12,873	12,911	12,897	12,981	13,098

Adjusted diluted earnings per share	$0.05	$0.05	$0.07	$0.15	$0.11	$0.14	$0.18	$0.29

Free Cash Flow and Adjusted Free Cash Flow

Free cash flow is an additional measurement used by management to evaluate the liquidity of the business. Free cash flow measures operating cash flows less purchases of property and equipment. In addition, management also evaluates liquidity using an adjusted free cash flow measurement, which excludes the cash flows associated with litigation settlement payments and recoveries. For the quarter ended March 31, 2006, there were no litigation settlement payments or recoveries excluded from our free cash flow.

(in thousands) (unaudited)	For the year ended 12/31/05	For the quarter ended 03/31/06
Cash flows provided by operating activities	$26,093	$9,627
Less: Purchases of property and equipment	(21,132)	(5,886)

Free Cash Flow	$4,961	$3,741

Cash flows associated with litigation settlement payments (1)	7,865	—

Adjusted Free Cash Flow	$12,826	$3,741

Adjusted Net Income and Adjusted EBIT

The following table shows a reconciliation of net income and EBIT to adjusted net income and adjusted EBIT for fiscal years 2004 and 2005, which exclude litigation costs and recoveries. Adjusted diluted earnings per share is also shown. Management uses these measurements to evaluate the profitability of the business.

EBIT is commonly defined as Earnings before Interest and Taxes. Also, Adjusted EBIT, as presented, is supplemental information and is not presented and should not be considered in isolation, or as a substitute for ICT’s consolidated financial information presented under GAAP. There are potentially different definitions of EBIT and ICT’s definition may differ from other definitions.

(in thousands, except per share data)	For Fiscal Years Ended December 31,		For Fiscal Quarters Ended March 31,
(unaudited)	2004	2005	2005	2006
For fiscal years:
Net income (loss)	$(2,693)	$12,175	$1,064	$2,762
Addback:
Income tax provision ( benefit)	(1,634)	4,133	456	734
Interest expense, net	1,594	2,464	487	624

EBIT (Operating Income)	$(2,733)	$18,772	$2,007	$4,120
Addback litigation costs (recoveries)	10,338	(3,611)	477	—

Adjusted EBIT	$7,605	$15,161	$2,484	$4,120

Less:
Interest expense, net	1,594	2,464	487	624
Income tax provision, adjusted for the tax effect of the addback for litigation costs (recoveries)	1,984	3,402	599	734

Adjusted net income	$4,027	$9,295	$1,398	$2,762

Adjusted diluted earnings per share	$0.31	$0.72	$0.11	$0.21

Shares used in computing adjusted diluted earnings per share	12,886	12,964	12,911	13,265

Adjusted EBIT	$7,605	$15,161	$2,484	$4,120
Less: Interest expense, net	1,594	2,464	487	624

Adjusted earnings before tax	6,011	12,697	1,997	3,496
Adjusted income tax provision	1,984	3,402	599	734

Adjusted net income	$4,027	$9,295	$1,398	$2,762

Effective income tax rate, as adjusted	33%	27%	30%	21%

Operating Income Margin:

The following table shows a reconciliation of operating income to adjusted operating income. Adjusted operating income excludes litigation costs. For the three months ended March 31, 2006, there were no litigation costs excluded from our operating income. Also shown is the calculation of our operating income margin.

(in thousands)
(unaudited)	3/31/2004	6/30/2004	9/30/2004	12/31/2004	3/31/2005	6/30/2005	9/30/2005	12/31/2005	3/31/2006
For the fiscal quarters ended:
Net income (loss), as reported	$224	$350	$276	$(3,543)	$1,064	$1,744	$5,472	$3,895	$2,762
Addback:
Income tax provision (benefit)	111	173	136	(2,054)	456	748	1,632	1,297	734
Interest expense, net	294	325	451	524	487	659	656	662	624

Operating income	$629	$848	$863	$(5,073)	$2,007	$3,151	$7,760	$5,854	$4,120
Addback:
Litigation costs (recoveries)	560	445	887	8,446	477	91	(4,064)	(115)	—

Adjusted operating income	$1,189	$1,293	$1,750	$3,373	$2,484	$3,242	$3,696	$5,739	$4,120

Revenue, as reported	$77,098	$75,511	$80,395	$92,525	$94,019	$96,991	$99,921	$110,403	$113,053

Operating Income Margin	1.54%	1.71%	2.18%	3.65%	2.64%	3.34%	3.70%	5.20%	3.64%

EBITDA and Adjusted EBITDA

EBITDA is commonly defined as Earnings before Interest, Taxes, Depreciation and Amortization. Management believes that Adjusted EBITDA is a meaningful indicator of profitability for the business. Adjusted EBITDA excludes from EBITDA the effects of special charges (reversals), as described in the chart below.

Adjusted EBITDA, as presented, is supplemental information and is not presented and should not be considered in isolation, or as a substitute for ICT’s consolidated financial information presented under GAAP. There are potentially different definitions of EBITDA and ICT’s definition may differ from other definitions.

The reconciliation of Net Income to EBITDA and Adjusted EBITDA is as follows:

(in thousands)
(unaudited)	2003	2004	2005
For fiscal years:
Net income (loss), as reported	$(1,144)	$(2,693)	$12,175
Addback:
Interest expense, net	1,183	1,594	2,464
Income tax provision or benefit	(856)	(1,634)	4,133
Depreciation and Amortization	17,855	17,822	20,790

EBITDA	$17,038	$15,089	$39,562

Addback:
Restructuring charge (reversals)	(686)	—	—
Litigation costs	4,693	10,338	(3,611)

Adjusted EBITDA	$21,045	$25,427	$35,951

Operating Leverage Financial Metrics Per Average Workstation:

The following chart shows the year over year growth calculation of revenue per average workstation. Management uses these metrics to evaluate ongoing utilization of the workstations in our contact centers. The reconciliations for Adjusted EBIT, Adjusted EBITDA and Adjusted Net Income are shown in the various preceding reconciliations.

(in thousands, except workstation data)
(unaudited)	2004	2005
For fiscal years:
Revenue	325,529	401,334
Adjusted EBITDA	25,427	35,951
Adjusted EBIT	7,605	15,161
Adjusted Net Income	4,027	9,295

			Year-Over-Year Growth
Average Workstations	8,683	9,805
Revenue per Average Workstation	37.49	40.93	9%

Adjusted EBITDA per Average Workstation	2.93	3.67	25%

Adjusted EBIT per Average Workstation	0.88	1.55	77%

Net Income per Average Workstation	0.46	0.95	104%